Exhibit 24

POWER OF ATTORNEY

Each of the undersigned directors and/or officers of Dana Incorporated, a corporation organized under the laws of the State of Delaware (the “Corporation”), hereby constitutes and appoints Douglas H. Liedberg and Joseph H. Heckendorn, his or her true and lawful attorney-in-fact and agent with full power for and on their behalf to do any and all acts and things and execute any and all instruments which the attorney-in-fact and agent may deem necessary or advisable in order to enable Dana Incorporated to comply with the Securities Exchange Act of 1934, as amended, and any requirements of the Securities and Exchange Commission, in connection with the Annual Report of Dana Incorporated on Form 10-K for the year ended December 31, 2023 and any and all amendments thereto, and to file the same with the Securities and Exchange Commission on behalf of Dana Incorporated under the Securities Exchange Act of 1934, as amended. Each of the undersigned ratifies and confirms all that any of the attorneys-in-fact and agents shall do or cause to be done by virtue hereof. Any one of the attorneys-in-fact and agents shall have, and may exercise, all the powers conferred by this instrument.

This Power of Attorney shall be effective as of February 20, 2024, and shall end automatically as to each undersigned upon the termination of their service as a director and/or officer of Dana Incorporated.

/s/ Ernesto M. Hernández Ernesto M. Hernández	/s/ Steven D. Miller Steven D. Miller
/s/ Gary Hu Gary Hu	/s/ Diarmuid B. O'Connell Diarmuid B. O'Connell
/s/ Virginia A. Kamsky Virginia A. Kamsky	/s/ Keith E. Wandell Keith E. Wandell
/s/ Bridget E. Karlin Bridget E. Karlin	/s/ James K. Kamsickas James K. Kamsickas
/s/ Michael J. Mack, Jr. Michael J. Mack, Jr.	/s/ Timothy R. Kraus Timothy R. Kraus
/s/ R. Bruce McDonald R. Bruce McDonald	/s/ James D. Kellett James D. Kellett